EXHIBIT 16


                                                              September 10, 1998

Securities and Exchange Commission
Washington, DC 20549


Ladies and Gentlemen:

We were previously principal accountants for Ithaca Industries, Inc. and, under the date of March 27, 1998 we reported on the consolidated financial statements of Ithaca Industries, Inc. and subsidiaries as of and for the years ended January 31, 1998 and February 1, 1997. On August 21, 1998 our appointment as principal accountants was terminated. We have read Ithaca Industries, Inc. statements included under Item 4 of its Form 8-K dated August 19, 1998 and we agree with such statements except that, (i) we are not in a position to agree or disagree with Ithaca Industries, Inc.'s statement that the change was approved by the audit committee of the board of directors, (ii) we are not aware of the existence of a condition required to be reported under item 304(a)(1)(v) of Regulation S-K, therefore, we are not in a position to agree or disagree with Ithaca Industries, Inc.'s statements contained in paragraph 3 of item 4 and
(iii) we are not in a position to agree or disagree with Ithaca Industries, Inc.'s statement that PricewaterhouseCoopers L.L.P. was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Ithaca Industries, Inc.'s consolidated financial statements.


                                                Very truly yours,


                                                /s/ KPMG Peat Marwick LLP
                                                -------------------------
                                                KPMG Peat Marwick LLP